EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this ‘‘Agreement”) is entered into as of July 6, 2023, to be effective as of the Effective Date (as defined herein) between BLUELINX CORPORATION, a Georgia corporation (the “Company”), Andrew Wamser (“Executive”) and, as to Sections 3(a), 3(b) and 3(e) only, BLUELINX HOLDINGS INC. (“BHI”).
RECITALS
WHEREAS, the Executive agrees to provide services to BHI as its Senior Vice President, Chief Financial Officer, and to the Company as its Senior Vice President, Chief Financial Officer, and BHI and the Company, in return, agree to provide certain compensation and benefits to Executive; and
WHEREAS, the Company and Executive mutually desire to memorialize the terms of Executive’s employment as Senior Vice President, Chief Financial Officer of BHI and the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein are to have the meanings set forth in Section 8.
2.    Employment. The Company shall employ Executive, and Executive accepts employment with the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). For the purposes of this Agreement, the “Effective Date” shall be July 17, 2023.
3.    Position and Duties.
(a)    Executive shall serve as Senior Vice President, Chief Financial Officer Elect of BHI and the Company from the Effective Date until August 4, 2023, and as Senior Vice President, Chief Financial Officer of BHI and the Company from August 4, 2023, through the Employment Period. From the Effective Date until August 4, 2023, Executive shall work with the Chief Financial Officer of BHI and the Company on the transition of such role to Executive. From August 4, 2023 through the Employment Period, Executive shall have the normal duties, responsibilities, and authority of an executive serving as Senior Vice President, Chief Financial Officer. Executive shall be, subject to the power of the Chief Executive Officer of BHI to provide oversight and direction with respect to Executive’s duties, responsibilities, and authority, either generally or in specific instances.
(b)    During the Employment Period, Executive shall devote Executive’s reasonable best efforts and Executive’s full professional time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of BHI and the Company and their respective subsidiaries and affiliates. Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy and business-like manner. However, Executive may become a member of the board of directors of any non-profit corporation, so long as doing so, in each instance, does not create a conflict of interest or interfere with Executive’s ability to execute Executive’s responsibilities hereunder.
(c)    Executive shall principally perform Executive’s duties and responsibilities from the Company’s headquarter office as located on the Effective Date in the Atlanta, Georgia metropolitan area (the “Principal Office”), provided that Executive may be required to travel on Company business.
(d)    As the Senior Vice President, Chief Financial Officer of BHI and the Company, Executive shall report to the Chief Executive Officer of BHI and the Company; provided, however, consistent with such reporting relationship, to the extent required by applicable law or regulation or to the extent required by professional responsibility, Executive nevertheless may provide information directly to the BHI Board of Directors.

4.    Compensation and Benefits.
(a)    Salary. The Company agrees to pay Executive a salary during the Employment Period in installments (no less frequently than monthly) based on the Company’s payroll practices for the payment of base

EXHIBIT 10.1

salary to executives as may be in effect from time to time. The Executive’s salary is currently set at the rate of $575,000 (less applicable withholding and other customary payroll deductions) per year (“Base Salary”). The Base Salary may be adjusted at the sole discretion of the Compensation Committee of BHI’s Board of Directors.
(b)    Annual Bonus.
(i)    Executive shall be eligible to receive an annual bonus, with the annual bonus target to be 80% of Executive’s Base Salary (i.e., 80% upon achievement of annual “target” performance goals), with the “target” based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee of BHI’s Board of Directors for each fiscal year. The Company shall pay any such annual bonus earned to Executive in accordance with the terms of the applicable bonus plan, but in no event later than March 15 of the calendar year immediately following the calendar year in which such bonus is earned. Notwithstanding the foregoing, except as set forth in Section 6(c), Executive must remain employed with the Company through the date of a bonus payment in order to be eligible to receive such bonus.
(ii)    For 2023, Executive’s annual bonus (based on actual performance) will be prorated based on the number of calendar days during 2023 on which Executive is employed with the Company.
(c)    Long-Term Incentives.
(i)    During the Employment Period, Executive will be eligible to participate in long term-incentive programs of the Company and BHI now or hereafter made available to similarly situated executives, as deemed appropriate by the Compensation Committee of BHI’s Board of Directors to be applicable to Executive’s position as Senior Vice President, Chief Financial Officer. As part of the Company’s 2023 long-term incentive program, on the Effective Date, the Company shall grant Executive a long-term incentive program award with an aggregate grant value equal to one hundred twenty five percent (125%) of Base Salary, consisting of a mixture of time- and performance-based awards consistent with those granted to similarly situated executives in 2023. The value of the award shall be determined based on the closing price of BHI’s common stock on the Effective Date. Executive’s long-term incentive program awards in future fiscal years shall be determined by the Compensation Committee of BHI’s Board of Directors in its sole discretion.
(ii)    In consideration of Executive accepting employment with BHI and the Company and entering into this Agreement, on the Effective Date, the Company shall grant Executive restricted stock units (“RSUs”) having an aggregate value equal to $1,000,000, with one third of such RSUs vesting on each anniversary of their grant date, in each case, conditioned upon and subject to Executive’s continued employment with BHI and the Company until the specified vesting date. The value of the RSUs shall be determined based on the closing price of BHI’s common stock on the Effective Date.
(iii)    Except with respect to the vesting schedule specified in clause (ii) above, all long-term incentive program awards granted to Executive shall be subject to the terms and conditions of the applicable equity incentive plan(s) of the Company and the award agreements thereunder.
(d)    Expense Reimbursement. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, and subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses and subject to the “Reimbursement Rules” as defined in Section 8(q). In order to be entitled to expense reimbursement, Executive must be employed as Senior Vice President, Chief Financial Officer of either BHI or the Company on the date Executive incurred the expense.
(e)    Vacation. Executive shall receive days of paid time off in accordance with the Company’s policy applicable to senior executives, but in no event less than twenty (20) days per year, prorated for partial years of service.
(f)    Executive Benefits Package.
(i)    Executive is entitled during the Employment Period to participate, on the same basis as the Company’s other senior executives, in the Company’s Standard Executive Benefits Package. The Company’s “Standard Executive Benefits Package” means those benefits (including insurance,

EXHIBIT 10.1

vacation and other benefits, but excluding, except as hereinafter provided in Section 6, any broad-based severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by BHI’s Board of Directors.
(ii)    BHI will maintain customary and appropriate Directors and Officers Liability Coverage for Executive during Executive’s Employment Period and for the 6-year period immediately following Executive’s Employment Period and will afford Executive with the Indemnification set forth in the Amended and Restated Bylaws of BHI, as may be amended from time to time. The provisions of this Section 4(f)(ii) will survive the termination of Executive’s employment and this Agreement notwithstanding any other provision of this Agreement.
(g)    Additional Compensation/Benefits, The Compensation Committee of BHI’s Board of Directors, in its sole discretion, will determine any compensation and benefits to be provided to Executive during the Employment Period by BHI or the Company in addition to the compensation and benefits set forth in this Agreement, including, without limitation, any future grant of stock options or other equity awards.
(h)    Disgorgement of Compensation. If BHI is required to prepare an accounting restatement due to the material noncompliance of BHI with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), then, unless and to the extent that the Compensation Committee of BHI’s Board of Directors has made a determination in accordance with the then-current applicable listing standards of the New York Stock Exchange that recovery would be impracticable, Executive will promptly reimburse BHI or the Company, as applicable, for the amount of any related Erroneously Awarded Compensation. For purposes of this Agreement: (i) the term “Erroneously Awarded Compensation” means the difference between (A) the amount of all Incentive-Based Compensation received by Executive during the three completed fiscal years immediately preceding the Restatement Date, and (B) the amount of all Incentive-Based Compensation that otherwise would have been received by Executive had it been determined based on BHI’s financial results taking into account the Restatement, computed in each case without regard to any taxes paid, and it being understood that with respect to any Incentive Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in or following the Restatement, the amount will be based on a reasonable estimate of the effect of the Restatement on BHI’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; (ii) the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure; (iii) the term “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing BHI’s financial statements, and any measures that are derived wholly or in part from such measures, it being understood that stock price and total shareholder return are Financial Reporting Measures, and Financial Reporting Measures need not be presented within BHI’s financial statements or included in a filing with the Securities and Exchange Commission; and (iv) the “Restatement Date shall mean the earlier to occur of (A) the date BHI’s Board of Directors, a committee of BHI’s Board of Directors, or the officer or officers of BHI or the Company authorized to take such action if BHI Board of Directors action is not required, concludes, or reasonably should have concluded, that BHI is required to prepare a Restatement, or (B) the date a court, regulator, or other legally authorized body directs BHI to prepare a Restatement. Further, Executive acknowledges and agrees that any Incentive-Based Compensation received by Executive under this Agreement or any other agreement or arrangement with BHI or the Company is subject to BHI’s policy (as in effect and as may be amended from time to time) providing for clawback or recovery of such amounts. Executive agrees that Executive shall be subject to any clawback or recovery of compensation policy adopted by BHI for purposes of giving effect to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any other requirement under any law, government declaration or stock exchange listing requirement and that any such policy shall expressly supersede this paragraph except to the extent provided otherwise in such policy.
5.    Employment Period.
(a)    Subject to Section 5(b), the Employment Period will commence on the Effective Date and will continue until, and will end upon, the first anniversary of the Effective Date (the “Initial Term”). The Employment Period shall automatically be extended for successive one-year terms (each, a “Renewal Term”), unless the Company shall have given Executive written notice of non-extension at least ninety (90) calendar days prior to the expiration of the Initial Term or any Renewal Term.
(b)    Notwithstanding Section 5(a), the Employment Period will end upon the first to occur of any of the following events: (i) Executive’s death; (ii) the Company’s termination of Executive’s employment on

EXHIBIT 10.1

account of Disability; (iii) the Company’s termination of Executive’s employment for Cause (a “Termination for Cause”); (iv) the Company’s termination of Executive’s employment (a) without Cause or (b) upon expiration of the Employment Period solely as a result of the Company’s non-renewal as provided in Section 5(a) (a “Termination without Cause”); (v) Executive’s termination of Executive’s employment for Good Reason (a “Termination for Good Reason”); (vi) Executive’s termination of Executive’s employment at any time for any reason other than Good Reason (a “Voluntary Termination”): or (vii) a Change in Control Termination.
(c)    Any termination of Executive’s employment under Section 5(b) (other than Section 5(b)(i)) must be communicated by a “Notice of Termination” as defined in Section 8(m), delivered by the Company or Executive, as the case may be, to the other party.
(d)    Executive will be deemed to have waived any right to a Termination for Good Reason based on the occurrence or existence of a particular event or circumstance constituting Good Reason unless Executive delivers a Notice of Termination within forty-five (45) calendar days after the date of the occurrence of such event or circumstance.
6.    Post-Employment Period Payments.
(a)    Except as otherwise provided in Section 6(c) below, at the Date of Termination, Executive will be entitled to: (i) any Base Salary that has accrued but is unpaid as of the end of the Employment Period, which shall be paid at the time specified in Section 4(a) above; (ii) any properly reimbursable expenses that have been incurred but are unpaid, and any unexpired vacation days that have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, which amount shall be paid in a lump sum in cash within thirty (30) calendar days of the Date of Termination, in accordance with the Reimbursement Rules, where applicable, (iii) any plan benefits accrued before the termination plus the coverage described in Section 4(g)(ii) plus any benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding, except as hereinafter provided in Section 6, any Company severance pay program or policy), which shall be paid in accordance with the terms of the applicable plans, and (iv) any benefits to which Executive is entitled in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). Except as specifically described in this Section 6(a) and in the succeeding subsections of this Section 6 (under the circumstances described in those succeeding subsections), from and after the Date of Termination. Executive shall cease to have any rights to salary, bonus, expense reimbursements or other compensation and benefits from the Company, BHI or any of their subsidiaries or affiliates.
(b)    If Executive’s employment terminates on account of Executive’s death, Disability, Voluntary Termination, or Termination for Cause in accordance with Section 5(a), the Company will provide no further benefit and make no further payments to Executive except as contemplated in Section 6(a).
(c)    If Executive’s employment terminates on account of a Termination without Cause or a Termination for Good Reason, neither of which qualifies as a Change in Control Termination, subject to Section 6(e) below, Executive shall, in addition to the benefits and payments described in Section 6(a), be entitled to any earned but unpaid annual bonus for the fiscal year prior to the year in which the Date of Termination occurs (which shall be paid at the time specified in Section 4(b)(i) above) and, contingent upon Executive’s execution of a Separation and Release Agreement in a form substantially similar, but subject to modifications consistent with legal or market changes, to that attached as Exhibit A to this Agreement and defined in Section 8(s), the following:
(i)    a payment equal to Executive’s annual Base Salary in effect immediately prior to the Date of Termination (the ‘‘Severance Amount” as defined in Section 8(t)). The Severance Amount, up to an amount equal to the “Separation Pay”, as defined in Section 8(u), shall be paid in a lump sum no later than ten (10) business days after the effective date of the Separation and Release Agreement. The Severance Amount in excess of the Separation Pay, if any, shall be paid in a lump sum on the earlier to occur of the first business day following the date which is six (6) months after the Date of Termination or the tenth (10th) business day following the date of Executive’s death, provided that, in the case of death, no amount will be paid prior to the first regular pay day following the effective date of the Separation and Release Agreement, at which time any missed payments will also be paid;
(ii)    a pro-rata portion of Executive’s annual bonus as set forth in Section 4(b) for the performance year in which Executive’s termination occurs (the “Pro-Rata Bonus Amount”). The Pro-Rata Bonus Amount shall be determined by multiplying the amount Executive would have received based upon performance had employment continued through the end of the performance year and the performance criteria had been achieved at target by a fraction, the numerator of which is the number of days Executive

EXHIBIT 10.1

was employed by the Company during the performance year and the denominator of which is the total number of days in the performance year. Subject to delay if required under Section 11(a), the Pro-Rata Bonus Amount shall be paid in a lump sum, less applicable payroll deductions, no later than thirty (30) days after the Date of Termination;
(iii)    continued participation in the Company’s medical and dental plans, on the same basis as active employees participate in such plans, until the earlier of (1) Executive’s eligibility for any such coverage under another employer’s or any other medical or dental insurance plans or (2) the date that is one (1) year after the Date of Termination; except that in the event that participation in any such plan is permitted only by Executive electing continued participation through COBRA, or if participation in any such plan would result in adverse tax consequences to Executive or the Company, then assuming Executive timely makes an election under COBRA, the Company shall reimburse Executive on a monthly basis in accordance with the Reimbursement Rules for the difference between any COBRA premiums paid by Executive (for Executive and Executive’s dependents) and the premiums an active employee would pay for such coverage. Executive agrees that the period of coverage under such plans (or the period of reimbursement if participation is through COBRA) shall count against the plans’ obligation to provide continuation coverage pursuant to COBRA; and
(iv)    to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
(d)    If Executive’s employment is terminated on account of a Change in Control Termination, subject to Section 6(e) below, Executive shall be entitled to the payments and benefits described in Section 6(c), contingent upon Executive’s execution of the Separation and Release Agreement, attached as Exhibit A, except that:
(i)    the payment called for in Section 6(c)(i) shall be equal to two (2) times the Executive’s annual Base Salary, less applicable payroll deductions;
(ii)    the time period described in Section 6(c)(iii) shall be eighteen (18) months instead of one (1) year; and
(iii)    unless expressly provided otherwise to the contrary in any equity award or plan, all unvested time-vested awards (whether settled in cash or stock) shall automatically vest and become non-forfeitable as of the date the Separation Agreement becomes irrevocable.
(e)    The Company shall have no obligation to make any of the payments, or deliver any of the benefits, in accordance with Section 6(c) or Section 6(d) if Executive declines to sign and return the Separation and Release Agreement or revokes the Separation and Release Agreement or the Separation and Release Agreement does not become effective within the sixty (60) calendar day period after the Date of Termination. Notwithstanding any other provision of this Agreement, any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by the Company pursuant to Sections 6(a) or 6(c)(v)) prior to Executive’s execution of the Separation and Release Agreement and the expiration of the applicable revocation period, without Executive having elected to revoke same, within the 60-day period after the Date of Termination, shall be accumulated and paid in a lump sum or delivered after Executive’s execution of the Separation and Release Agreement and the expiration of the applicable revocation period, without Executive having elected to revoke same, within the 60-day period after the Date of Termination (except that, if such 60-day period spans more than one (1) calendar year, and the payments or benefits constitute deferred compensation subject to Section 409A, the payments shall be paid, and the benefits delivered, in the subsequent calendar year).
(f)    Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.
7.    Competitive Activity; Confidentiality; Non-solicitation; Ownership of Work Product.
(a)    Confidential Information and Trade Secrets.
(i)    Executive shall hold in a fiduciary capacity for the benefit of the Company Group all “Confidential Information” and “Trade Secrets” as described in Section 8. The Company’s business has required and continues to require the expenditure of substantial amounts of money and the use of skills developed over a long period of time for research, marketing, sales, and development of its

EXHIBIT 10.1

Confidential Information and Trade Secrets. As a result of these investments, the Company has developed and will continue to develop certain valuable Confidential Information and Trade Secrets that are particular, proprietary, and unique to the Company’s business, and the disclosure of which would cause the Company great and irreparable harm. Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such disclosure, use, and/or misappropriation.
(ii)    During Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, without the prior written consent of the Company or BHI or as may otherwise be required by law or legal process, use, communicate, or divulge Confidential Information other than as necessary to perform Executive’s duties for the Company; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, except as necessary to perform Executive’s duties for the Company, during Executive’s employment and thereafter for the applicable period under the Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for Executive or any other person or entity, without the express written consent of the Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law. Pursuant to the Defend Trade Secrets Act of 2016, Executive understands that: (i) an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(iii)    All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, BHI or any of their respective subsidiaries and affiliates, whether prepared by Executive in the course of Executive’s duties or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company, BHI or any of their respective subsidiaries and affiliates, and Executive shall not remove any such items from the premises of the Company, BHI or any of their respective subsidiaries and affiliates, except in furtherance of Executive’s duties.
(iv)    As requested by the Company from time to time and upon the termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company, BHI or any of their respective subsidiaries and affiliates, all copies and embodiments, in whatever form, of all property of the Company, BHI or any of their respective subsidiaries and affiliates in Executive’s possession or within Executive’s control (including, but not limited to, Confidential Information, Trade Secrets, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes, keys, access cards, and credit cards) irrespective of the location or form of such material, including such information located on Executive’s personal mobile phone, tablet, or laptop computer. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
(v)    This Section 7(a) is not intended to restrict or limit any of the protected rights contained in this Agreement in any way.
(b)    Non-Solicitation of Protected Customers. Executive understands and agrees that the relationship between the Company Group and each of its Protected Customers constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during Executive’s employment with the Company and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of marketing, selling or providing to the Protected Customer any goods or

EXHIBIT 10.1

services substantially similar to the goods or services provided by the Company Group during the two (2) years prior to the Date of Termination.
(c)    Non-Solicitation of Employees. Executive understands and agrees that the relationship between the Company Group any employee of the Company Group constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during Executive’s employment and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit or induce, or attempt to solicit or induce, any employee of the Company Group to terminate their employment with the Company Group or, for a period of no more than six (6) months after the Company Group employee is no longer employed by any member of the Company Group, to enter into employment with any other Person that is in competition with the Company Group.

(d)    Non-Solicitation of Vendors. Executive understands and agrees that the relationship between the Company Group and each of its vendors constitutes a valuable asset of the Company Group and may not be converted to Executive’s own use. Executive hereby agrees that, during Executive’s employment with the Company and for a period of two (2) years following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any other Person, solicit, divert, take away, or attempt to solicit, divert, or take away or induce, any existing or prospective vendor of any member of the Company Group to reduce, terminate or otherwise negatively alter its relationship with any member of the Company Group.
(e)    Non-Competition. During Executive’s employment and, if Executive’s employment relationship is terminated for any reason hereunder, for a period of two (2) years following the termination of Executive’s employment (the “Restricted Period”), Executive shall not render executive services of the type provided by Executive to or on behalf of the Company within the two (2) years prior to the Date of Termination to any Person that engages in or owns, invests in any material respect, operates, manages or controls any venture or enterprise which substantially engages or proposes to substantially engage in the Competitive Services in the Restricted Territory. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.
(f)    Ownership of Work Product.
(i)    The Company shall own all Work Product (as defined below). If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all Confidential Information, Work Product and other intellectual property rights therein to the Company, its successors and assigns. The Company shall have the right to obtain and hold in its or their own name copyrights, registrations, patents, and any other protection available in the foregoing. Executive agrees to perform, upon the reasonable request of the Company, during or after Executive’s termination of employment with the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product. The Company shall reimburse all reasonable out-of-pocket expenses incurred by Executive at the Company’s request in connection with the foregoing. Executive hereby irrevocably relinquishes and waives for the benefit of the Company Group and its assigns any moral rights and any other nonassignable rights or claims in the Work Product recognized by applicable law. To the extent any of Executive’s rights in the Work Product are not assignable or waiveable, Executive hereby grants the Company a perpetual, irrevocable, exclusive license to use and exercise such rights in any manner whatsoever.
(ii)    For purposes hereof, “Work Product” means all intellectual property rights, including all U.S. and international copyrights, patentable inventions, Trade Secrets, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, strategic plans, information, ideas, concepts or other work product (i) that relates to the business and interests of the Company Group and that Executive creates, invents, conceives or develops at any time during the term of Executive’s employment (whether or not during normal working hours), and for a period of 180 days thereafter, (ii) that relate to the Company Group’s business, actual or demonstrably anticipated research or development of the Company Group, or which results from any work performed by Executive (alone or in conjunction with others) for the Company Group or (iii) that is now contained in any of the technologies, products or systems of the Company Group to the extent Executive invented, created,

EXHIBIT 10.1

conceived, developed or delivered such Work Product to the Company Group prior to the date of this Agreement while Executive was engaged as an employee of the Company Group or its predecessors in interest.
(g)    Reasonableness of Restrictions. Executive acknowledges that the postemployment restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, and the goodwill associated with the Company’s business. Executive also acknowledges that the geographic scope of this Agreement is reasonable, necessary to protect the Company’s legitimate business interests, and does not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. Executive therefore acknowledges that the Company has a protectable interest in restricting Executive from disclosing Confidential Information and Trade Secrets, from competing against the Company, and from soliciting its Protected Customers and other employees. However, if, at the time of enforcement, a court or arbitrator holds that the duration, geographical area, or scope of activity restrictions stated in the Non-Competition and/or Non-Solicitation Sections of this Agreement are unreasonable under circumstances then existing, or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, Executive agrees that the maximum duration, scope, or area reasonable under such circumstances will be substituted for the stated duration, scope, or area and that the court or arbitrator will be allowed to revise the restrictions contained herein to cover the maximum duration, scope, and area permitted by law, in all cases, giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.
(h)     Remedies: Specific Performance. The parties acknowledge and agree that Executive’s breach of any of the restrictions set forth in this Section 7 will result in irreparable and continuing damage to the Company Group for which there may be no adequate remedy at law. The parties further agree and acknowledge that the Company, and each member of the Company Group, as applicable, shall be entitled to equitable relief, including specific performance and injunctive relief, as a remedy for any such breach and shall not be required to post bond in connection with obtaining such relief. Such equitable remedies shall be in addition to any and all remedies, including damages, available to the Company, or any member of the Company Group, as applicable, for such breaches by Executive. In addition, without limiting any of the foregoing remedies, and except as otherwise required by law, Executive shall not be entitled to any payments set forth in Section 6 hereof and shall be obligated to repay to the Company the after tax amount of any payments previously made pursuant to Section 6 hereof if Executive commits a Material Breach of any of the covenants set forth in this Section 7 and fails to remedy or cure such Material Breach within fifteen (15) business days after Executive’s receipt of written notice thereof from the Company.
(i)    Communication of Section 7 Obligations. During Executive’s employment and for two years thereafter. Executive will communicate Executive’s obligations under this Section 7 to any person, firm, association, partnership, corporation or other entity with which Executive accepts employment or is considering an offer of employment.
(j)    No Harassing or Disparaging Conduct.
Executive further agrees and promises that Executive will not engage in, or induce other persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company, the activities of Company, or the Releasees at any time in the future. For purposes of this Section, a disparaging statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person to whom, or the entity to which, the communication relates. Executive understands that this nondisparagement provision does not apply on occasions when Executive testifies or gives evidence to a court or other governmental authority and Executive must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Executive with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.
The Company agrees to instruct the executive officers of Company not to engage in or induce other persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future. Notwithstanding the foregoing, Company will not be liable for any unauthorized statements made by any officer or employee of Company, and nothing in this Section may be used to penalize Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.

EXHIBIT 10.1

(k)    No Limitation. The Company’s rights under this Section 7 are in addition to, and not in lieu of, all other rights the Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.
(l)    Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, nor does this Agreement impact or limit Executive’s eligibility to receive an award for information provided to any Government Agencies.
8.    Definitions.
(a)    “Cause” means:
(i)    Executive’s Material Breach of the duties and responsibilities of Executive or of any provision of this Agreement, provided however, that Executive’s engagement in activities prohibited by Section 7 shall constitute Cause regardless of whether such engagement constitutes a Material Breach;
(ii)     Executive’s (x) conviction of a felony or (y) conviction of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes or is likely to cause material damage to the property, business, or reputation of BHI or the Company or their respective subsidiaries and affiliates;
(iii)    acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, BHI or their respective subsidiaries and affiliates;
(iv)    conduct by Executive in connection with Executive’s duties hereunder that is fraudulent, unlawful, or willful, and is also materially injurious to the Company, BHI, or their respective subsidiaries and affiliates;
(v)    Executive’s failure to cooperate fully, or failure to direct the persons subject to Executive’s management or direction to cooperate fully with all corporate investigations or independent investigations by the Company, BHI or the BHI Board of Directors, all governmental investigations of the Company or its subsidiaries and affiliates, and all orders involving Executive or the Company (or its subsidiaries and affiliates) entered by a court of competent jurisdiction; or
(vi)    Executive’s material violation of BHI’s Code of Conduct (including as applicable to executive officers), or any successor codes.
No act, or failure to act, on Executive’s part shall be considered “willful” unless Executive has acted or failed to act with a lack of good faith and with a lack of reasonable belief that Executive’s action or failure to act was in the best interests of the Company, BHI, or their respective subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by BHI’s Board of Directors or based upon the advice of counsel for BHI or the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of BHI and the Company. Any termination of Executive’s employment by BHI or the Company under this Agreement shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 8(a). In addition, if a court of competent jurisdiction later determines that the reason(s) set forth by the Company in the Cause Notice are improper or otherwise do not meet the definition of Cause set forth in this Section 8(a), the damages to which Executive will be entitled shall be equal to the amounts that would have been paid to Executive had Executive been terminated by the Company without Cause, plus reasonable attorneys’ fees, costs, expenses, and prejudgment interest; provided, however, if a court of competent jurisdiction determines that the reason(s) set forth by the Company in the Cause Notice are proper or otherwise meet the definition of Cause set forth in this Section 8(a), Executive shall reimburse the Company for reasonable attorneys’ fees, costs and expenses incurred by the Company in connection with such lawsuit.
Finally, Executive shall have thirty (30) calendar days following receipt of the Cause Notice to address and “cure” any act or omission which might provide the basis for a termination for “Cause” if such

EXHIBIT 10.1

act or omission is curable and, if cured within such 30-day period, such acts or omissions shall not provide the basis for a termination for “Cause”. Notwithstanding anything in this Section 8(a) to the contrary, in the event the Company is precluded from providing the Cause Notice due to applicable law or regulation, or an ongoing internal investigation that would be compromised by providing the Cause Notice, the Company shall provide the Cause Notice within ten (10) business days after such impediment to providing the Cause Notice no longer exists.
(b)    “Change in Control” means any of the following events:
(i)    The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either: (i) the then outstanding shares of common stock of BHI (the “Outstanding BH1 Common Stock”), or (ii) the combined voting power of the then outstanding securities of BHI entitled to vote generally in the election of directors (the “Outstanding BHI Voting Securities”): excluding, however, the following: (A) any acquisition directly from BHI (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted, or exchanged was acquired directly from BHI); (B) any acquisition by BHI; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by BHI or any corporation controlled by BHI; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (x), (y), and (z) of Section 8(b)(iii).
(ii)    Individuals who, as of the Effective Date, constitute the Board of Directors of BHI (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of BHI subsequent to the Effective Date whose election, or nomination for election by BHI’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of BHI as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors of BHI shall not be deemed a member of the Incumbent Board;
(iii)    Consummation of a reorganization, merger, or consolidation of BHI or sale or other disposition of all or substantially all of the assets of BHI (a “Corporate Transaction”): excluding, however, a Corporate Transaction pursuant to which: (x) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding BHI Common Stock and the Outstanding BHI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case maybe, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns BHI or all or substantially all of BHI’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding BHI Common Stock and the Outstanding BHI Voting Securities, as the case may be; (y) no Person (other than BHI; any employee benefit plan (or related trust) sponsored or maintained by BHI or any corporation controlled by BHI; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding BHI Common Stock or the Outstanding BHI Voting Securities, as the case may be) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(iv)    Approval by the stockholders of BHI of a plan of complete liquidation or dissolution of BHI.
(c)    “Change in Control Termination” means termination of Executive’s employment by the Company as a result of a Termination without Cause or by Executive as a result of a Termination for Good Reason either within (i) twenty-four (24) calendar months following a Change in Control or (ii) prior to a Change in Control if Executive’s termination was either a condition of the Change in Control or was at the request or insistence of a Person (other than BHI or the Company) related to the Change in Control.

EXHIBIT 10.1

(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Company Group” means the Company, BHI, and each of their respective wholly-owned subsidiaries and affiliates.
(f)    “Competitive Services” means selling, marketing, manufacturing, or distributing products and/or services that are substantially similar to any of those sold, marketed, distributed, furnished or supplied by the Company within the two years prior to the Date of Termination including but not limited to lumber, panels, siding, trim, moulding, millwork, roofing, insulation, metals, decorative panels, fabrication, and logistics, or managing, supervising or otherwise participating in a management or sales capacity on behalf of an entity which distributes products substantially similar to those distributed by the Company during the two years prior to the Date of Termination.
(g)    “Confidential Information” means knowledge or data relating to the Company Group that is not generally known to persons not employed or otherwise engaged by the Company Group, is not generally disclosed by the Company Group, and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding product or service cost or pricing, information regarding personnel allocation or organizational structure, information regarding the business operations or financial performance of the Company Group, sales and marketing plans, and strategic initiatives (independent or collaborative), information regarding existing or proposed methods of operation, current and future development and expansion or contraction plans, sale/acquisition plans and nonpublic information concerning the legal or financial affairs of the Company Group. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company Group. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state or local law.
(h)    “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Disability, thirty (30) calendar days after the Company gives Notice of Termination to Executive (provided that Executive has not returned to the performance of Executive’s duties on a full-time basis during this 30-day period), (ii) if Executive’s employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination (but in no event prior to thirty (30) calendar days following the delivery of the Notice of Termination or more than sixty (60) calendar days following the delivery of the Notice of Termination), (iii) if Executive’s employment is terminated by Executive for any reason other than Good Reason, the date on which a Notice of Termination is given to the Company; and (iv) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given (except as a result of non-renewal by the Company as provided in Section 5(a), in which event the Date of Termination will be the date of the expiration of the Initial Term or the Renewal Term, as applicable). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code (“Section 409A”) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.
(i)    “Disability” means the determination (1) by the Company, in accordance with applicable law, based on information provided by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive calendar days or (ii) one hundred eighty (180) calendar days in any one-year period, or (2) that Executive is currently eligible to receive long-term disability benefits under the long-term disability plan maintained by BHI or the Company in which Executive is a participant. Notwithstanding the foregoing, in the event that as a result of absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of the term under Section 409A, Executive shall on such date automatically be terminated from employment because of Disability.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Good Reason” means, without the consent of Executive, (A) any material diminution in Executive’s authority, duties, or responsibilities with respect to the Company’s finance and accounting functions that is caused by the Company (it being understood that changes to reporting structure affecting Executive shall not be deemed a material diminution of authority, duties, or responsibilities so long as Executive’s responsibilities remain materially consistent with those of Chief Financial Officers of similarly-sized companies); (B) a material reduction of Executive’s Base Salary or the target bonus percentage as set forth in Section 4(c) herein (other than a general reduction in Base Salary and/or target bonus percentage that affects all similarly situated executives in substantially the same proportions); (C) the Company’s requiring Executive to be based at any office or location which is a

EXHIBIT 10.1

material change (more than 50 miles) in geographic location from the Principal Office as described in Section 3(d); or (D) any material violation or non-performance by BHI or the Company of the terms of this Agreement, which shall include the Company knowingly requiring Executive to perform any act or omit to perform any act, if the performance or omission to perform would constitute a violation of the law. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist for purposes of (A) through (D) if the event or circumstance that constitutes “Good Reason” is rescinded or remedied by BHI or the Company to the reasonable satisfaction of Executive within thirty (30) days after receipt of a Notice of Termination.
(l)    “Material Breach” means an intentional act or omission by Executive which constitutes substantial non-performance of Executive’s obligations under this Agreement and causes material damage to the Company.
(m)    “Notice of Termination” means a written notice that indicates those specific termination provisions in this Agreement relied upon and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no purported termination by either party is to be effective without a Notice of Termination.
(n)    “Person” means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
(o)    “Principal or Representative” means a principal, owner, partner, shareholder joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.
(p)    “Protected Customers” means any then-existing customer to whom the Company Group sold its products or services at any time during Executive’s employment and actively sought prospective customers, with whom Executive either (i) had business dealings on behalf of the Company Group; (ii) supervised or coordinated the dealings between the Company Group and the customer; (iii) about whom Executive obtained Confidential information in the ordinary course of business as a result of Executive’s association with the Company Group; or (iv) who received products or services authorized by the Company Group, the sale or possession of which results or resulted in compensation, commissions, or earnings for the Executive within two years prior to the Date of Termination.
(q)    “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of the Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which Executive incurs the expense, but, in each case, no later than December 31 of the year following the year in which Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(r)    “Restricted Territory” means the continental United States of America.
(s)    “Separation and Release Agreement” means an agreement substantially similar, but subject to modifications consistent with legal or market changes, to that attached hereto as Exhibit A, which shall be executed by Executive on or after the Date of Termination, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, BHI, their subsidiaries, affiliates, and its officers, in exchange for the payments and benefits described in Section 6(c) or Section 6(d) herein.
(t)    “Severance Amount” means a payment equal to two (2) times Executive’s annual Base Salary in effect immediately prior to the Date of Termination, or two (2) times the sum of Executive’s annual Base Salary plus Executive’s target annual bonus in effect immediately prior to the Date of Termination in the event of a Change in Control Termination, as applicable, and is in exchange for Executive’s execution of the Separation and Release Agreement.
(u)    “Separation Pay” means that portion of the Severance Amount payment to be provided in Section 6(c)(i) or 6(d)(i) which the Company has determined is exempt from Section 409A and which does not exceed two times the lesser of (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Executive preceding the Date of Termination, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year of the Date of Termination.

EXHIBIT 10.1

(v)    “Trade Secrets” means all secret, proprietary or confidential information regarding the Company, BHI or any of their respective subsidiaries and affiliates or that meets the definition of “trade secrets” within the meaning set forth in O.C.G.A. § 10-1-761.
9.    Executive Representations. Executive represents to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order judgment or decree to which Executive is a party or by which Executive is bound and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms.
10.    Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.
11.    Section 409A.
(a)    Notwithstanding any provisions of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of Executive’s separation from service (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A (that does not qualify for an exemption from Section 409A), any such deferred compensation amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service (the “Delayed Payments”) and any such benefits that would be deferred compensation and that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following Executive’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day following the six-month anniversary of the date of Executive’s separation from service or (ii) Executive’s death (the applicable date, the “Permissible Payment Date”).
(b)    With respect to any amount of expenses eligible for reimbursement under Section 6(a), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from Executive but in no event later than December 31 of the year following the year in which Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(c)    Each payment under this Agreement shall be considered a “separate payment” and not part of a series of payments for purposes of Section 409A.
12.    Excess Parachute Payments.
(a)    In the event that it shall be determined, based upon the advice of the independent public accountants for BHI or the Company (the “Accountants”), that any payment, benefit or distribution by the Company, BHI or any of their respective subsidiaries or affiliates (a “Payment”) constitute “parachute payments” under Section 280G(b)(2) of the Code, as amended, then, if the aggregate present value of all such Payments (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Section 280G(h)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if Executive determines, based upon the advice of the Accountants, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon Executive’s receipt of the Reduced Amount.
(b)    If the determination made pursuant to clause (a) of this Section 12 results in a reduction of the payments that would otherwise be paid to Executive except for the application of clause (a) of this Section 12, each particular entitlement of Executive shall be eliminated or reduced as follows: (i) first all cash payments, pro rata; and then (ii) all remaining benefits, pro rata. Within any of these categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as

EXHIBIT 10.1

Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.
(c)    As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under clause (a) of this Section 12 (‘‘Overpayment”) or that additional payments which are not made by the Company pursuant to clause (a) of this Section 12 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made and that repayment will eliminate any excise tax otherwise due under Section 4999 of the Code, any such Overpayment shall be repaid by Executive to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
13.    Successors and Assigns. This Agreement is to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations under this Agreement to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided that the transferee or successor assumes the Company’s liabilities under this Agreement by agreement in form and substance reasonably satisfactory to Executive.
14.    Survival. Subject to any limits on applicability contained therein, Section 7 will survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
15.    Indemnity. If any action is brought against the Company involving: (1) any actual or alleged restrictive covenant or other agreement that may prohibit or restrict Executive’s employment by the Company, or (2) Executive’s actual or alleged misappropriation of Confidential Information or Trade Secret, Executive agrees to defend, indemnify, and hold the Company harmless from any and all costs incurred in defending such proceeding. This includes, but is not limited to, court fees, attorneys’ fees, and from any and all liability, judgment, or settlement assessed against the Company.
16.    Choice of Law. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto.
17.    Severability. Whenever possible, each provision of this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement is to be reformed, construed and enforced in the jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
18.    Notices. Any notice provided for in this Agreement is to be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
Notices to Executive:
To the address listed in the personnel records of the Company.
Notices to the Company:
BlueLinx Corporation
1950 Spectrum Circle
Suite 300

EXHIBIT 10.1

Marietta, Georgia 30067
Attention: Legal Department
Facsimile: (770) 953-7008
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement is to be deemed to have been given when so delivered, sent or mailed.
19.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement.
20.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
21.    Counterparts. This Agreement may be executed in separate counterparts, each of which is to be deemed to be an original and all of which taken together are to constitute one and the same agreement.
[Remainder of page intentionally left blank]

EXHIBIT 10.1

The parties are signing this Agreement as of the date first set forth above, to be effective as of the Effective Date.

BLUELINX CORPORATION

By: _/s/ Shyam K. Reddy__________________
    Name:    Shyam K. Reddy
    Title:    Chief Executive Officer

EXECUTIVE

_/s/ Andrew Wamser
Name: Andrew Wamser

BLUELINX HOLDING INC.

By: __/s/ Shyam K. Reddy __________________
    Name:    Shyam K. Reddy
    Title:    Chief Executive Officer

EXHIBIT 10.1

EXHIBIT A
SEPARATION AND RELEASE AGREEMENT
In consideration for the undertakings and promises set forth in the July 6, 2023 Employment Agreement, as amended, (the “Employment Agreement”), the terms of which are incorporated herein by reference, and this Separation and Release Agreement (the “Separation and Release Agreement”) between Andrew Wamser (“Executive”) and BLUELINX CORPORATION (“Company”), Executive (on behalf of himself and Executive’s heirs, assigns and successors in interest) voluntarily agrees to completely settle and resolve all claims Executive may have against the Company and the Releasees, as defined below, as of the time Executive executes this Separation and Release Agreement.

1.    Consideration. In consideration of the promises and covenants contained herein, and provided Executive executes and does not revoke this Separation and Release Agreement, the Company will provide Executive with the payments and benefits described in either Section 6(c) or Section 6(d) of the Employment Agreement, as applicable (the “Consideration”). $_______ of the Severance Amount (as defined in the Employment Agreement) will act as consideration for the ADEA Release (as defined in Section 6.a) (the “ADEA Release Installment”). The ADEA Release Installment will be paid no later than ten (10) business days after the ADEA Release Date (as defined in Section 6.b). The remaining $_______ of the Severance Amount and the other Consideration will be paid no later than ten (10) business days after the Effective Date and will act as consideration for the remaining Released Claims, promises, and covenants in this Separation and Release Agreement, which the Parties agree and acknowledge became binding and effective as of the Effective Date and survive if Executive revokes the ADEA Release.
2.    Effective Date. This Separation and Release Agreement, with the exception of the ADEA Release (as defined in Section 6) shall become effective on the date on which the Executive signs the Agreement (the “Effective Date”).
3.    Releasees. Executive agrees that this Separation and Release Agreement and the enclosed Employment Agreement releases all claims and potential claims against the Company, BHI, and any affiliated companies and related business entities, as well as their shareholders, subsidiaries, parent companies, divisions, joint ventures, sister corporations, assigns, assets, agents, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), employee benefit plan fiduciaries, insurers of employee benefits, directors, officers, former officers, employees, members, administrators, attorneys, representative trustees, successors/heirs, any co-employers or joint employers, and as intended third-party beneficiaries, investors, lenders, contractors, and all persons acting by, through, under, or in concert with them, jointly and severally, in their individual, fiduciary, and corporate capacities (collectively referred to throughout this Separation and Release Agreement and the enclosed Employment Agreement as the “Releasees”).
4.    Release of All Claims by Executive.
a.    With the exception of (i) any claims that cannot legally be waived by private agreement (including any rights to unemployment benefits or worker’s compensation); (ii) any claims which may arise after the date Executive signs this Agreement; (iii) any claims for breach of this Agreement; and (iv) any right to seek or recover a monetary whistleblower award from a Government Agency (as defined in Section 9) as part of a government-administered whistleblower award program for providing information directly to a Government Agency (a “Whistleblower Award”), in exchange for, and in consideration of, the payments, benefits, and other commitments described in Section 6(c) or Section 6(d) of the Employment Agreement, Executive, hereby fully, forever, irrevocably, and unconditionally releases and discharges the Company and the Releasees, collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever that Executive has as of the time of the execution of this Separation and Release Agreement, whether now known or unknown, contingent or vested, whether anticipated or unanticipated, and whether asserted or unasserted (the claims released in this Separation and Release Agreement are collectively referred to as the “Released Claims”).
b.    Without limiting the foregoing language, the Released Claims include all claims based directly or indirectly upon Executive’s employment with the Company, the end of Executive’s employment with the Company, and any alleged act or omission to act by the Company or the Releasees. The Released Claims, to the fullest extent permissible under applicable federal, state, and local laws and regulations, include without limitation all claims:

EXHIBIT 10.1

i.    arising from or in connection with Executive’s employment, pay, bonuses, vacation, commissions, incentive compensation, equity, PTO, severance or any other Executive benefits, and other terms and conditions of employment or employment practices of the Company;
ii.    arising out of or relating to the termination of Executive’s employment with the Company or the surrounding circumstances thereof;
iii.    brought or that could be brought pursuant to or under any federal statute, law, or regulatory authority, including but not limited to claims of discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act (“EPA”) the Lily Ledbetter Fair Pay Act (“LLFPA”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”), the Americans With Disabilities Act (“ADA”), the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Worker Adjustment and Retraining Notification Act (“WARN”); the Employee Retirement Income Security Act (“ERISA”) (excluding vested benefits), Occupational Safety and Health Act (“OSHA”), the National Labor Relations Act (“NLRA”), as amended (to the extent permitted by law); the Labor-Management Relations Act, as amended (“LMRA”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and/or the Federal False Claims Act, the Genetic Information Nondiscrimination Act (“GINA”), the Family and Medical Leave Act (“FMLA”), or any other similar labor, employment or antidiscrimination law under state, federal or local law and as any of these laws may have been amended;
iv.    based on any claims brought or that could be brought pursuant to or under the statutory and/or common law of Georgia such as the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, and/or the Georgia Minimum Wage Law;
v.    based on any contract, quasi-contract, tort, whistleblower, personal injury, wrongful discharge theory, or other common law theory; or
vi.    arising under the Employment Agreement, or any written or oral agreements between Executive and Company or any of Company’s subsidiaries or affiliates (other than the Employment Agreement).
c.    Executive hereby waives any right to seek or recover any individual relief (including back pay, front pay, compensatory damages, punitive damages, other money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other person or entity, including but not limited to any proceeding brought by the Equal Employment Opportunity Commission, or any similar federal, state, or local agency or commission.
d.    Executive expressly acknowledges that this Separation and Release Agreement is intended to include in its effect, without limitation, all Released Claims which Executive does not know or suspect to exist in his favor at the time Executive signs this Separation and Release Agreement, and that this Separation and Release Agreement contemplates the extinguishment of any such Released Claims.
5.    Time to Consider.
a.    The Released Claims include any claims Executive may have against any of the Releasees under the ADEA (the “ADEA Release”). Executive understands that Executive has been given twenty-one (21) calendar days to consider this Agreement and agrees that this consideration period has been reasonable and adequate (the “Consideration Period”). If Executive decides to sign this Agreement before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that Executive’s decision is knowing and voluntary. Executive agrees that any revisions made to this Agreement after it was initially delivered to Executive, whether material or immaterial, do not restart the Consideration Period. The Company advises Executive to consult with an attorney prior to signing this Agreement.
b.    Executive may revoke the ADEA Release within 7 calendar days after the date he signs this Agreement. The ADEA Release will not become effective or enforceable until the 8th calendar day after Executive signs this Agreement without having revoked the ADEA Release (the “ADEA Release Date”). If Executive chooses to revoke the ADEA Release, Executive must notify the Company in writing addressed to the Company’s designated agent for this purpose:

EXHIBIT 10.1

[Name]
[Position]
BlueLinx Corporation
1950 Spectrum Circle
Suite 300
Marietta, Georgia 30067
Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the ADEA Release Date. The Parties agree the ADEA Release Installment has been allocated to the ADEA Release. If Executive revokes the ADEA Release, Executive will not be entitled to the ADEA Release Installment. The remainder of the Consideration not allocated to the ADEA Release Installment will act as consideration for the remaining Released Claims, promises, and covenants in this Agreement, which the Parties agree and acknowledge became binding and effective as of the Effective Date and survive if Executive revokes the ADEA Release.
6.    Covenant Not to Sue. Subject to Section 10 and unless prohibited by applicable law, Executive agrees and covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further agrees and covenants that this Release is a bar to any claim, action, suit, or proceeding pertaining to the Released Claims. In the event Executive breaches the covenant contained in this Section 7, Executive agrees to indemnify the Releasees for all damages and expenses, including attorneys’ fees, incurred by any Releasees in defending, participating in or investigating any matter or proceeding covered by this Section 7. This provision does not prohibit Executive from filing a lawsuit challenging the validity of Executive’s waiver of claims under the ADEA.
7.    Damages for Breach. If Executive breaches this Separation and Release Agreement, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received pursuant to Section 6(c) or Section 6(d) of the Employment Agreement. The preceding two sentences of this section do not apply if Executive files a charge or lawsuit under the ADEA challenging the validity of this Separation and Release Agreement. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payment Executive received for signing this Separation and Release Agreement shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.
8.    Executive’s Representations and Warranties. Executive represents and warrants that Executive (a) except for the Consideration provided herein, has been properly paid for all hours worked and has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company; (b) has returned all Company property in Executive’s possession or control (except as otherwise provided in Section 10) and has permanently deleted any Confidential Information (as defined in the Employment Agreement) stored on any networks, computers or information storage devices that are not owned by the Company but within Executive’s possession or control; (c) has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) has had the opportunity to provide the Company with written notice of any suspected unlawful or potentially unlawful activity on the part of the Company or any other Releasee; (e) has not filed and/or litigated any claim, charge, suit or other action or proceeding against the Company or any other Releasee; (f) has not sold, assigned, transferred, conveyed or otherwise disposed of any Released Claim; and (g) is not aware of any acts or comments that would support a claim of sexual harassment by anyone against the Company or any Company employee, vendor, customer, or visitor.
9.    Protected Rights. Executive understands that nothing contained in this Separation and Release Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). By signing this Separation and Release Agreement, Executive does not release the right to file any claims that are not permitted to be waived or released under applicable law or regulation, or the right to communicate with an attorney. Executive further understands that this Separation and Release Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency including providing documents or other information, without notice to Company.
10.    Restrictive Covenant Reaffirmation. Executive hereby acknowledges and agrees that he continues to be bound by the restrictive covenants contained in the Employment Agreement, including all covenants

EXHIBIT 10.1

and promises in Section 7 of the Employment Agreement, and that these covenants, pursuant to their terms, survive Executive’s separation of employment from the Company.
11.    Non-Disparagement. Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging statements concerning the Company, BHI, and their affiliates or shareholders, or any of their respective officers, directors, members, managers, employees, products or services.
12.    Non-Admission. This Separation and Release Agreement will not be construed as an admission by the Company or the Releasees of any liability or wrongdoing to Executive, breach of any agreement, or violation of statute, law, or regulation, or a waiver of any defenses to those matters within the scope of this Separation and Release Agreement. The Company specifically denies any liability for wrongdoing.
13.    Governing Law. This Separation and Release Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Separation and Release Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of Executive’s employment or under this Separation and Release Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
14.    Severability. If any provision of this Separation and Release Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Separation and Release Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Separation and Release Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. If any provision of this Separation and Release Agreement shall be held void, voidable, invalid, or inoperative, the Company may, however, at its sole option, void this Separation and Release Agreement, in which case Executive shall immediately return any consideration provided to Executive pursuant to Section 6(c) or Section 6(d) of the Employment Agreement.
15.    Entire Agreement. This Separation and Release Agreement constitutes the entire agreement between Executive and the Company with respect to the issues addressed in this Separation and Release Agreement, except this Separation and Release Agreement does not in any way affect, modify, or nullify any prior agreement Executive has entered into with the Company regarding arbitration, confidentiality, trade secrets, inventions, unfair competition, or prior restrictive covenant agreements. This Separation and Release Agreement may not be modified, altered, or discharged except in writing signed by Executive and an authorized Company representative.
16.    Successors and Assigns. This Separation and Release Agreement and all covenants and agreements contained herein shall bind and inure to the benefit of the Parties, their respective heirs, successors, assigns and any persons or entities claiming by, through or under them.
17.    Medicare, Medicaid, and the SCHIP Extension Act. Executive hereby warrants: (1) Executive presently is not, nor has Executive ever been enrolled in Medicare or applied for such benefits; and (2) Executive has no claim for Social Security Disability benefits nor is Executive appealing or re-filing for Social Security Disability benefits. Executive, therefore warrants that Medicare has not made any payments to or on behalf of Executive, nor has Executive made any claims to Medicare for payments of any medical bills, invoices, fees, or costs, airing from or related to any of the claims released by this Separation and Release Agreement. Executive agrees to indemnify, defend, and hold the Company and the Releasees harmless from: (1) any claims of, or rights of recovery by Medicare, and/or persons or entities acting on behalf of Medicare as a result of any undisclosed prior payment, or any future payment by Medicare for or on behalf of Executive, and; (2) all claims and demands for penalties based upon any failure to report the settlement payment, late reporting, or other alleged violation of Section 11 of the Medicare, Medicaid and SCHIP Extension Act that is based in whole or in part upon late, inaccurate, or inadequate information provided to the Company by Executive. Executive agrees to hold harmless the Company and the Releasees from and/or for any loss of Medicare benefits or Social Security benefits (including Social Security Disability) that Executive may sustain as a result of this Separation and Release Agreement. The Parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. § 1395y(b).
18.    Further Acknowledgements and Representations. By signing this Separation and Release Agreement, Executive further certifies and acknowledges that:

EXHIBIT 10.1

a.    The payments and benefits referred to in this Separation and Release Agreement and as set forth in Section 6(c) or Section 6(d) of the Employment Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payments and benefits are in exchange for the release of the claims referenced in this Separation and Release Agreement.
b.    Executive understands that Executive has the right to talk with an attorney before signing this Separation and Release Agreement, and further acknowledges and represents that Executive discussed all aspects of this Separation and Release Agreement with counsel of Executive’s choosing or had the opportunity to do so, including the fact that Executive is releasing claims and potential claims against the Releasees;
c.    In signing this Separation and Release Agreement Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS SEPARATION AND RELEASE AGREEMENT OR IN THE EMPLOYMENT AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter basis, or effect of this Separation and Release Agreement or otherwise, and Executive agrees that this Separation and Release Agreement will be interpreted and enforced in accordance with Georgia law;
d.    This Separation and Release Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts.
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EXHIBIT 10.1

READ CAREFULLY. THIS DOCUMENT CONTAINS EXECUTIVE’S RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the undersigned has executed this Separation and Release Agreement as of the date set forth below.

“Executive”

[NAME]

Dated: , 20

“Company”

BLUELINX CORPORATION

By:
Name:
Title: